EXHIBIT 99

NEWS:

The Sherwin-Williams Company    •    101 West Prospect Avenue    •    Cleveland, Ohio 44115    •    (216) 566-2140

The Sherwin-Williams Company Reports 2017 Year-end and Fourth Quarter Financial Results

•	Consolidated net sales for the year increased 26.4% to a record $14.98 billion and increased 43.0% in the quarter to a record $3.98 billion; Valspar sales since the month of June increased consolidated net sales in the year and quarter by 20.8% and 36.1%, respectively
•	Net sales from stores in U.S. and Canada open more than twelve calendar months increased 6.3% in the year and 8.2% in the quarter
•	Full year diluted net income per common share increased 55.7% to a record $18.67 per share
○	One-time benefit of $7.04 per share from deferred income tax reductions
○	One-time charge of $.44 per share for discontinued operations
○	Charge of $3.00 per share for acquisition-related costs and purchase accounting impacts
○	Consolidated EPS excluding acquisition-related costs, purchase accounting and one-time items was $15.07 per share
•	Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from continuing operations increased $336.7 million in the year to a record $2.28 billion
•	Full year net operating cash increased $575.4 million to $1.88 billion
•	The Company anticipates diluted earnings per share for 2018 in the range of $15.35 to $15.85 per share, including a charge of approximately $3.45 per share for acquisition-related costs and purchase accounting

CLEVELAND, OHIO, January 25, 2018 – The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2017. Compared to the same periods in 2016, consolidated net sales increased $3.13 billion, or 26.4%, to $14.98 billion in the year and increased $1.20 billion, or 43.0%, to $3.98 billion in the quarter due primarily to higher paint sales volume in The Americas Group and the addition of Valspar sales since the month of June. Excluding sales from Valspar, net sales from core Sherwin-Williams operations increased 5.6% in the year and increased 6.9% in the quarter.

Diluted net income per common share in the year increased to $18.67 per share, including a one-time benefit of $7.04 per share from the Tax Cuts and Jobs Act enacted on December 22, 2017 and Valspar subsidiary mergers (Deferred income tax reductions), from $11.99 per share in 2016. Diluted net income per common share increased in the quarter to $9.39 per share, compared to $2.15 per share a year ago. Diluted net income per common share from continuing operations in the year was $19.11 per share. Diluted net income per common share in the full year and fourth quarter 2017 included charges of $3.00 per share and $.77 per share, respectively, from acquisition-related costs, inventory purchase accounting adjustments and increased amortization of intangibles. Valspar operations increased diluted net income per common share by $.80 per share in the year, including a $.92 per share charge from interest expense on new debt, and by $.21 per share in the quarter, including a $.34 per share charge from interest expense on new debt.

Full year and fourth quarter 2016 diluted net income per common share included charges of $.86 and $.22 per share, respectively, from acquisition-related costs. Currency translation rate changes did not have a significant impact on diluted net income per common share in the full year and fourth quarter 2017.

As a result of the Deferred income tax reductions, the Company recorded an increase of $668.8 million in earnings for the year and fourth quarter ending December 31, 2017. The majority of the increase is related to the reduction of deferred tax liabilities and the effects of the implementation of the territorial tax system and the remeasurement of U.S. deferred tax liabilities on unremitted foreign earnings. The final impact of the Deferred income tax reductions on the Company may differ due to changes in the Company’s current interpretations and assumptions, clarification and implementation guidance that may be issued and actions the Company may take as a result of the Tax Cuts and Jobs Act.

Net sales in The Americas Group increased 8.8% to $9.12 billion in the year and increased 8.9% to $2.19 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments and selling price increases. Latin America region net sales, stated in U.S. dollars, increased 4.5% in the year and increased slightly in the quarter. Net sales from stores in U.S. and Canada open for more than twelve calendar months increased 6.3% in the year and 8.2% in the quarter over last year’s comparable periods. The Americas Group segment profit increased to $1.77 billion in the year from $1.61 billion last year and increased to $406.0 million in the quarter from $334.1 million last year due primarily to higher paint sales volume. Segment profit as a percent to net sales increased in the year to 19.4% from 19.1% in 2016 and increased in the quarter to 18.5% from 16.6% last year.

Net sales of the Consumer Brands Group increased 41.1% to $2.15 billion in the year and increased 89.1% to $571.6 million in the quarter due primarily to the inclusion of Valspar sales since the month of June, partially offset by lower volume sales to some of the Group’s retail customers. Valspar sales increased Group net sales 49.4% in the year and 95.9% in the quarter. Segment profit decreased to $226.0 million in the year from $301.0 million last year primarily due to acquisition-related purchase accounting adjustments to inventory and increased amortization costs and increasing raw material costs. Segment profit decreased to $23.6 million in the quarter from $50.8 million last year. The impacts were partially offset by improved operating efficiencies, good expense control and selling price increases. As a percent to net external sales, segment profit decreased in the year to 10.5% from 19.7% last year and decreased in the quarter to 4.1% from 16.8% last year primarily due to higher raw material costs and acquisition-related impacts. In the year and quarter, segment profit decreased due to purchase accounting impacts of $107.6 million and $32.8 million, respectively, partially offset by Valspar operations profit of $71.7 million and $20.5 million, respectively.

The Performance Coatings Group’s net sales stated in U.S. dollars increased 90.4% to $3.71 billion in the year and increased 159.9% to $1.22 billion in the quarter due primarily to the inclusion of Valspar sales and selling price increases. Valspar sales contributed 87.5% and 152.3% to Group net sales in the year and quarter, respectively. Stated in U.S. dollars, segment profit increased in the year to $298.5 million from $257.2 million last year and increased in the quarter to $119.4 million from $66.1 million last year due primarily to Valspar operations partially offset by acquisition-related costs, including purchase accounting adjustments to inventory and increased amortization costs. Currency translation rate changes increased segment profit 3.4% and 9.6% in the year and quarter, respectively. As a percent to net external sales, segment profit decreased in the year to 8.1% from 13.2% last year and decreased in the quarter to 9.8% from 14.1% last year. In the year and quarter, segment profit was increased by Valspar operations profit of $231.1 million and $90.8 million, respectively, partially offset by purchase accounting impacts of $183.1 million and $42.1 million, respectively.

The Company made no open market purchases of its common stock in the twelve months ended December 31, 2017. At December 31, 2017, the Company had cash on hand of $204.2 million that will be utilized to reduce debt and fund operations.

Commenting on the financial results, John G. Morikis, Chairman, President and Chief Executive Officer, said “2017 was a year of record sales, net income, earnings per share, cash and EBITDA, but it will best be remembered as the year in which we joined forces with Valspar. The enormous amount of effort and energy invested over the past seven months in bringing these two great companies together, strengthening our customer relationships, defining the right organizational structure and building momentum in every line of business is transforming Sherwin-Williams into a faster growing, financially stronger and more profitable enterprise. These efforts will continue throughout 2018 with similar effect.

“The Americas Group once again delivered a solid year of volume and sales growth and profit improvement in 2017. While our Consumer Brands Group had a disappointing year, they made good progress on implementing price increases, identifying operating efficiencies and executing integration plans. The Performance Coatings Group had core volume and sales growth, and also remains focused on integration activities.

“We continue to generate significant cash from operations allowing us to invest in growth while reducing our debt at a rapid pace. In 2017, we generated net operating cash flow of $1.88 billion. Throughout the year, we used these funds to open 101 net new stores in The Americas Group, finishing the year with 4,620 stores in operation, paid $319.0 million in cash dividends and retired over $1.00 billion in debt.

“In the first quarter of 2018, we anticipate our core net sales will increase a mid to high single digit percentage compared to the first quarter of 2017. In addition, we expect incremental sales from Valspar to be approximately $1.00 billion in the first quarter. For the full year 2018, we expect core net sales to increase a mid to high single digit percentage compared to full year 2017. In addition, we expect incremental sales from Valspar for the first five months to be approximately $1.60 billion in 2018. With annual sales at that level, we anticipate diluted net income per common share for 2018 will be in the range of $15.35 to $15.85 per share compared to $18.67 per share earned in 2017. Full year 2018 earnings per share includes costs related to the acquisition of Valspar totaling approximately $3.45 per share, which includes an updated incremental depreciation and amortization expense of approximately $340 million. As a result of recently announced tax reform, we expect our 2018 effective tax rate to be in the low to mid twenty percent range, reduced from a mid to high twenty percent range.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2017, and its outlook for the first quarter and full year 2018, at 11:00 a.m. EST on Thursday, January 25, 2018. The conference call will be webcast simultaneously in the listen only mode by Issuer Direct. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 25th release. The webcast will also be available at Issuer Direct’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 14, 2018 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, Valspar®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, Cabot®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,900 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Performance Coatings Group supplies a broad range of highly-engineered solutions for the construction, industrial, packaging and transportation markets in more than 120 countries around the world. For more information, visit www.sherwin.com.

Regulation G Reconciliation

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of diluted net income per common share excluding Valspar and one-time items. This adjusted earnings per share measurement is not in accordance with U.S. generally accepted accounting principles (GAAP). It should not be considered a substitute for earnings per share computed in accordance with U.S. GAAP and may not be comparable to similarly titled measures reported by other companies. The following tables reconcile diluted net income per common share computed in accordance with U.S. GAAP to adjusted diluted net income per common share.

	Three Months Ended December 31, 2017	Year Ended December 31, 2017	Year Ended December 31, 2018 (guidance)
			Low	High
Diluted net income per common share	$9.39	$18.67	$15.35	$15.85
One-time charge related to discontinued operations		.44

Diluted net income per common share from continuing operations	9.39	19.11	15.35	15.85
One-time benefit from Deferred income tax reductions	7.00	7.04

Transaction and integration costs	.24	.88	.75	.85
Purchase accounting impacts	.53	2.12	2.65	2.65

Total acquisition costs	.77	3.00	3.40	3.50

Consolidated excluding Valspar acquisition costs and one-time items	3.16	15.07	18.75	19.35

Valspar operations income	.55	1.72	4.35	4.55
New debt interest expense	(.34)	(.92)	(1.65)	(1.65)

Total Valspar income contribution	.21	.80	2.70	2.90

Adjusted diluted net income per common share	$2.95	$14.27	$16.05	$16.45

	Three Months Ended December 31, 2016	Year Ended December 31, 2016
Diluted net income per common share	$2.15	$11.99
Acquisition-related costs	.22	.86

Adjusted diluted net income per common share	$2.37	$12.85

Management of the Company believes that investors’ understanding of the Company’s operating performance is enhanced by the disclosure of earnings before interest, taxes, depreciation and amortization (EBITDA) excluding the Valspar acquisition. This measurement is not in accordance with U.S. GAAP. It should not be considered a substitute for net income or net operating cash. The following table reconciles net income from continuing operations computed in accordance with U.S. GAAP to EBITDA from continuing operations excluding the impact from the Valspar acquisition.

	December 31, 2017	December 31, 2016	$ Change	% Change
Net income from continuing operations	$1,813,802	$1,132,703	$681,099	60.1%
Interest expense	263,471	154,088	109,383	71.0%
Income taxes	(285,583)	462,530	(748,113)	(161.7)%
Depreciation	284,997	172,074	112,923	65.6%
Amortization	206,764	25,404	181,360	713.9%

EBITDA from continuing operations	2,283,451	1,946,799	336,652	17.3%
Valspar EBITDA *	160,563	(60,630)	221,193	364.8%

EBITDA from continuing operations without Valspar	$2,122,888	$2,007,429	$115,459	5.8%

*	Valspar EBITDA for 2017 includes Valspar operations since June 2017, purchase accounting items and acquisition costs. Valspar EBITDA for 2016 includes acquisition costs only.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “could,” “plan,” “goal,” “potential,” “seek,” “intend” or “anticipate” or the negative thereof or comparable terminology. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions; the Company’s ability to successfully integrate past and future acquisitions into its existing operations, including Valspar, as well as the performance of the businesses acquired; risks inherent in the achievement of anticipated cost synergies resulting from the acquisition of Valspar and the timing thereof; strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:	Media Contact:
Bob Wells	Mike Conway
Senior Vice President, Corporate Communications &	Director, Corporate Communications
Public Affairs	Sherwin-Williams
Sherwin-Williams	Direct: 216.515.4393
Direct: 216.566.2244	Pager: 216.422.3751
rjwells@sherwin.com	mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2017	2016	2017	2016
Net sales	$3,979,564	$2,782,591	$14,983,788	$11,855,602
Cost of goods sold	2,180,825	1,394,011	8,202,577	5,932,851
Gross profit	1,798,739	1,388,580	6,781,211	5,922,751
Percent to net sales	45.2%	49.9%	45.3%	50.0%
Selling, general and administrative expenses	1,323,627	1,039,267	4,785,415	4,134,517
Percent to net sales	33.3%	37.3%	31.9%	34.9%
Other general expense (income) – net	14,705	(8,732)	20,865	12,368
Amortization	87,965	5,855	206,764	25,404
Impairment of goodwill and trademarks	2,022	10,688	2,022	10,688
Interest expense	89,454	43,378	263,471	154,088
Interest and net investment income	(1,752)	(1,874)	(8,571)	(4,960)
Other income – net	(2,171)	(4,036)	(16,974)	(4,587)

Income from continuing operations before income taxes	284,889	304,034	1,528,219	1,595,233
Income tax (credit) expense (1)	(612,504)	101,004	(285,583)	462,530

Net income from continuing operations (1)	$897,393	$203,030	$1,813,802	$1,132,703

Loss from discontinued operations
Income taxes			41,540

Net loss from discontinued operations	—	—	(41,540)	—

Net income (1)	$897,393	$203,030	$1,772,262	$1,132,703

Basic net income per common share:
Continuing operations (1)	$9.62	$2.20	$19.52	$12.33
Discontinued operations	—	—	(.44)

Net income per common share (1)	$9.62	$2.20	$19.08	$12.33

Diluted net income per common share:
Continuing operations (1)	$9.39	$2.15	$19.11	$11.99
Discontinued operations	—	—	(.44)

Net income per common share (1)	$9.39	$2.15	$18.67	$11.99

Average shares outstanding – basic	93,254,726	92,096,965	92,908,638	91,838,603

Average shares and equivalents outstanding – diluted	95,557,692	94,534,400	94,927,213	94,488,086

(1)	Three months and year ended December 31, 2017 includes a reduction of income taxes of $668.8 million due to the Deferred income tax reductions. This reduction in income taxes increased basic and diluted net income per common share from continuing operations by $7.17 and $7.00 per share, respectively, in the three months and $7.20 and $7.04 per share, respectively, in the year ended December 31, 2017.

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 25th release.